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                                    AGREEMENT

     This is an agreement (the "Agreement"), dated September 4, 1998, between Medical Technology Laboratories, Inc. ("MTL"), Community Clinical Laboratories, Inc. ("CCL"), James McKeown, Sr. and James McKeown, Jr. (the "McKeowns") and Vincent Gepp ("Gepp").

                                   Background

     On August 4, 1998, the parties entered into the Asset Acquisition Agreement (the "Acquisition Agreement"), a copy of which is attached as Exhibit A, in which MTL agreed to acquire certain assets of CCL. In Section 3(e) of the Acquisition Agreement, CCL was required to decide whether MTL would act as custodian for its accounts receivables and liabilities. Pursuant to this provision of the Acquisition Agreement, CCL decided that it desired MTL to act as the custodian of its accounts receivables and MTL agreed to act as custodian. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                      Terms

     Appointment.  CCL desires to appoint MTL as the  custodian  of its accounts
receivables   and  MTL  agrees  to  act  as  the  custodian  of  CCL's  accounts receivables.

     Duties. MTL will use its reasonable efforts to collect CCL's accounts receivables and will use the proceeds of these collection efforts to pay CCL's liabilities. MTL will provide an employee experienced in the collection of accounts receivable for a minimum of 40 hours per week for a period of 90 days beginning August 31, 1998. After the 90 day-period, the parties agree to negotiate a new agreement to provide for additional services that may be required of MTL relating to the uncollected accounts receivables.

     Payment of Costs. CCL and the McKeowns agree that they will reimburse up to $50,000 of the cost of documented postage and supplies. This reimbursement amount will be deducted from the purchase price payment as set forth in Section 3(a) of the Acquisition Agreement; provided, however, that the maximum amount that may be used to reduce a single purchase price payment to reimburse documented costs will be $25,000, beginning with the second payment in 1999.

     Term. MTL agrees that it will continue as the custodian under this Agreement until the earlier of: (a) the expiration of the Acquisition Agreement;
(b) the payment of the maximum purchase price of $2,500,000; or (c) the mutual agreement of the parties to terminate this Agreement.

     Duties of Gepp. MTL appoints Gepp to negotiate with vendors, receive funds and make disbursements on behalf of CCL as directed by MTL. CCL and MTL agree that Gepp, a consultant for MTL, is empowered to negotiate the amounts to be paid to vendors on the list, attached to this Agreement as Exhibit B, and prescribe a period within which vendors must make their payments. Gepp must use reasonable efforts to negotiate with the vendors.

     Gepp agrees that, if he is indicted, is convicted, pleads guilty to, or is formally charged with a "healthcare crime," whether a misdemeanor or felony, MTL may terminate any relationship with Gepp and may discontinue any and all payments to Gepp that may be due under this Agreement. For purposes of this section, a "healthcare crime" means any action that results in exclusion, whether voluntary or involuntary, of Gepp from any federal or state healthcare program, or otherwise would prohibit Gepp from being employed by or receive payments from a company that participates in the Medicare or Medicaid program or any other state or federal healthcare program.


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     Method of Payment to  Creditors.  Payments  to  creditors  pursuant to this
Agreement will be made first to secured creditors, then to unsecured creditors, unless formally directed otherwise by any government agency or court of competent jurisdiction.

     Liability. Neither Gepp, MTL nor any of its affiliates, stockholders, officers, employees or agents will be liable to CCL or the McKeowns for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense is a result of the willful misconduct of such person. CCL agrees to indemnify and hold harmless MTL, its stockholders, affiliates, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses, including reasonable attorneys' fees, arising from MTL's performance under this Agreement, except as a result of the willful misconduct of the person in question.

     Independent Contractor Status. MTL and CCL agree that MTL will perform services under this Agreement as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither MTL nor its officers, employees or agents will be considered employees or agents of CCL as a result of this Agreement nor will any of them have authority to contract in the name of or bind the Company by reason of this Agreement, except as the parties may expressly agree in writing. Likewise, neither this Agreement nor any conduct under this Agreement shall be deemed to create a relationship of employer-employee, partnership, joint venture, or other common enterprise.

     General Provisions.

     Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of the Seller may not be assigned. The rights of the Buyer may be assigned to a subsidiary or affiliate of the Buyer, provided that any such assignment shall in no way relieve the Buyer of its obligations and responsibilities under this Agreement.

     Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

     Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight delivery service or hand delivered, addressed as follows:

                  If to the Buyer:

                           Medical Technology Laboratories, Inc.
                           12920 Automobile Boulevard
                           Clearwater, Florida 34622
                           Attn:  Mr. Todd E. Siegel, President

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                  With a copy to:

                           Holland & Knight LLP
                           400 North Ashley Drive
                           Suite 2300
                           Tampa, Florida  33602
                           Attn:  Robert J. Grammig, Esq.

                  If to the Seller:

                           Community Clinical Laboratories, Inc.
                           1375 South Fort Harrison Avenue
                           Clearwater, Florida 33756
                           Attn:  James L. McKeown, Jr.

                  With a copy to:

                           Conklin, Stanley & Probst, P.A.
                           1465 South Fort Harrison Avenue, #202
                           Clearwater, Florida 34616
                           Attn:  Paul Probst, Esq.

                  If to the Shareholders:

                           James L. McKeown, Sr.
                           430 West Druid Road
                           Clearwater, Florida 34616

                           and

                           James L. McKeown, Jr.
                           11410 74th Avenue North
                           Seminole, Florida 33772


     Expenses. Except as otherwise provided in this Agreement, any expenses in connection with this Agreement or the transactions contemplated in this Agreement shall be paid for by the party incurring such expenses.

     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Headings. All paragraph headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.


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     Amendment,  Modification  and  Waiver.  This  Agreement  may  be  modified, amended, and supplemented by mutual written agreement of the parties, at any time prior to the Closing. Each party may waive any condition intended to be for its benefit. Each amendment, modification, supplement, or waiver shall be in writing executed by both parties.

     Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations and discussions by and among the parties in connection with this Agreement or its subject matter.

     Disputes Regarding Purchase Price. In the event the Seller disputes any calculation of the Purchase Price made under this Agreement and the parties are unable to resolve this dispute within thirty days, then each party shall appoint (within thirty days) an independent certified public accountant to rule upon the dispute. If the two accountants are unable to resolve the dispute, they shall appoint a third accountant, who shall have the final, nonappealable authority over the dispute. The accountants shall award the costs of the dispute resolution as they deem appropriate. IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                                    BUYER:

                                    MEDICAL TECHNOLOGY LABORATORIES, INC.

                                    By:_______________________
                                    Name:  Todd E. Siegel
                                    Its:  President

                                    SELLER:

                                    COMMUNITY CLINICAL LABORATORIES, INC.

                                    By:_______________________
                                    Name:_____________________
                                    Its:______________________


                                    SHAREHOLDERS:

                                    __________________________
                                    James L. McKeown, Sr.

                                    __________________________
                                    James L. McKeown, Jr.


                                    CONSULTANT:

                                    __________________________
                                    Vincent Gepp